Exhibit 99(b)

                            FIDELITY FEDERAL BANCORP

                        RIGHTS OFFERING OF UP TO 524,611
                           SHARES OF ITS COMMON STOCK

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Fidelity Federal Bancorp (the "Company") is offering (the "Rights Offering"), upon the terms and subject to the conditions set forth in the enclosed Prospectus, dated _______________________, 1999 (the "Prospectus"), up to 524,611 shares of its Common Stock, to shareholders of record and beneficial owners of shares held in the name of Cede & Co. as nominee for The Depository Trust Company or in the name of any other depository or nominee ("Holders") as of ___________ ___, 1999 ("Record Date") at a price of $________ per share, pursuant to nontransferable subscription rights.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee or who hold shares of Common Stock registered in their own names to obtain instructions as to whether your clients would like you to exercise the Basic Rights or exercise their Oversubscription Rights (collectively, the "Rights") on their behalf.

         The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting exercises of Rights pursuant to the Rights Offering. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if applicable to the transfer of shares of Common Stock to the Holders.

         Enclosed are copies of the following documents:

         1.       The Prospectus;

         2. The Shareholder Rights Agreement for your use and for the information of your clients; and

         3. A return envelope addressed to Fidelity Federal Bancorp, Evansville, Indiana, the Subscription Agent.

         Your prompt action is requested. The Rights Offering will expire at __________________, ___________________ time on ____________________, 1999, unless the Rights Offering is extended by the Company (the "Expiration Date").



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         To participate in the Rights Offering, a properly completed and executed Shareholder Rights Agreement and payment for all Rights exercised must be delivered to the Company as indicated in the Prospectus prior to __________________, _____________________ time, on the Expiration Date.

         Additional copies of the enclosed materials may be obtained from Fidelity Federal Bancorp, 700 South Green River Road, Evansville, Indiana 47715.

                                           Very truly yours,

                                           FIDELITY FEDERAL BANCORP



NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF IT WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE SHAREHOLDER RIGHTS AGREEMENT.